Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

among

TR Capital Partners, LLC

and

Members Named in Schedule 1

Dated as of January __, 2014

Table of Contents

This Limited Liability Company Agreement of TR Capital Partners, LLC, a Colorado limited liability company (the “Company”), is entered into as of January __, 2014 among the Company and Two Rivers Water & Farming Company and each other individual or entity that after the date hereof becomes a member of the Company and a party hereto by executing a Joinder Agreement (as defined below).

Recitals

Whereas, the Company was formed under the laws of the State of Colorado by the filing of Articles of Organization with the Secretary of State of the State of Colorado on December 19, 2013 (the “Articles of Organization”);

Now, Therefore, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01. Definitions. The following terms shall have the meanings set forth or referenced below:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)
crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(I HBY); and

(b)	debiting to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

This “Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of:

(a)	constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority;

(b)	any consents or approvals of any Governmental Authority; and

(c)	any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

       “Articles of Organization” has the meaning set forth in the Recitals.

“Award Agreement” means an award agreement entered into by the Company with a Service Provider to whom the Company grants Incentive Units.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following:

(a)	the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets;

(b)	the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due;

(c)	the making by such Member of a general assignment for the benefit of such Member’s creditors;

(d)
the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or

(e)
the expiration of sixty days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member’s assets.

“Board” means the board of managers of the Company established in accordance with Section 8.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)	the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)
immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution;

(c)	the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of the following times:

(i)	the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de minimis amount;

(ii)	the Distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest in the Company;

(iii)	the grant to a Service Provider of any Incentive Units; and

(iv)	the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

provided that adjustments pursuant to clauses (i), (ii) and (iii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d)
the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided that Book Values shall not be adjusted pursuant to this clause (d) to the extent that an adjustment pursuant to clause (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)
if the Book Value of a Company asset has been determined pursuant to clause (a) above or adjusted pursuant to clause (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Call Purchase Price” means the Cause Purchase Price or Fair Market Value, as applicable pursuant to Section 10.02(a).

“Capital Account” has the meaning set forth in Section 5.03.

“Capital Contribution” means, for any Member, the total amount of cash and property contributed to the Company by such Member, as set forth opposite the name of such Member in the Member Schedule.

“Cause,” with respect to any particular Service Provider, has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Company and such Service Provider, or if none, then “Cause” means any of the following:

(a)
such Service Provider’s repeated failure to perform substantially such Service Provider’s duties as an employee or other associate of the Company or any of the Subsidiaries (other than any such failure resulting from his Disability) which failure, whether committed willfully or negligently, has continued unremedied for more than thirty days after the Company has provided written notice thereof; provided that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Service Provider to substantially perform such Service Provider’s duties;

(b)	such Service Provider’s fraud or embezzlement;

(c)	such Service Provider’s material dishonesty or breach of fiduciary duty against the Company or any of the Subsidiaries;

(d)	such Service Provider’s willful misconduct or gross negligence that is injurious to the Company or any of the Subsidiaries;

(e)
any conviction of, or the entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony (or any state-law equivalent) or that involves moral turpitude, or any willful or material violation by such Service Provider of any federal, state or foreign securities laws;

(f)
any conviction of any other criminal act or act of material dishonesty, disloyalty or misconduct by such Service Provider that has a material adverse effect on the property, operations, business or reputation of the Company or any of the Subsidiaries;

(g)
the unlawful use (including being under the influence) or possession of illegal drugs by such Service Provider on the premises of the Company or any of the Subsidiaries while performing any duties or responsibilities with the Company or any of the Subsidiaries;

(h)	the material violation by such Service Provider of any rule or policy of the Company or any of the Subsidiaries; or

(i)
the material breach by such Service Provider of any covenant undertaken in Section 11.01 or any effective Award Agreement, employment agreement or written non-disclosure, non-competition or non-solicitation agreement with the Company or any of the Subsidiaries.

“Cause Purchase Price” means, with respect to an Incentive Unit, the lesser of such Incentive Unit’s Fair Market Value and its Initial Cost.

“Change of Control” means:

(a)	the sale of all or substantially all of the consolidated assets of the Company and the Subsidiaries to a Third-Party Purchaser;

(b)	a sale resulting in no less than a majority of the Common Units on a Fully Diluted Basis being held by a Third-Party Purchaser; or

(c)
a merger, consolidation, recapitalization or reorganization of the Company with or into a Third-Party Purchaser that results in the inability of the Members to designate or elect a majority of the Managers (or the board of directors (or its equivalent) of the resulting entity or its parent company).

“Code” means the Internal Revenue Code of 1986.

“Colorado Act” means the Colorado Limited Liability Company Act, Title 7, Article 80, Sections 80-101, et seq., and any successor statute, as it may be amended from time to time.

“Common Managers” has the meaning set forth in Section 8.02(a)(i).

“Common Members” means the Members who own Common Units as listed in the Member Schedule.

“Common Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Common Units” in this Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Interest Rate” means a rate equal to the prime rate published in The Wall Street Journal on the date of payment plus two percent per annum.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 11.01.

“Covered Person” has the meaning set forth in Section 14.01(a).

“Delay Condition” means any of the following conditions:

(a)	the Company is prohibited from purchasing any Incentive Units by any Financing Document or by Applicable Law;

(b)	a default has occurred under any Financing Document and is continuing;

(c)
the purchase of any Incentive Units would, or in the good-faith opinion of the Board could, result in the occurrence of an event of default under any Financing Document or create a condition that would or could, with notice or lapse of time or both, result in such an event of default; or

(d)
the purchase of any Incentive Units would, in the good faith opinion of the Board, be imprudent in view of the financial condition of the Company, the anticipated impact of the purchase of such Incentive Units on the Company’s ability to meet its obligations under any Financing Document or otherwise in connection with its business and operations.

“Disability,” with respect to any Service Provider, has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Company and such Service Provider, or if none, then “Disability” means such Service Provider’s incapacity due to physical or mental illness that:

(a)
shall have prevented such Service Provider from performing his duties for the Company or any of the Subsidiaries on a full-time basis for more than ninety or more consecutive days or an aggregate of 180 days in any 365-day period; or

(b)
(i) the Board determines, in compliance with Applicable Law, is likely to prevent such Service Provider from performing such duties for such period of time and (ii) thirty days have elapsed since delivery to such Service Provider of the determination of the Board and such Service Provider has not resumed such performance (in which case the date of termination in the case of a termination for “Disability” pursuant to this clause (b) shall be deemed to be the last day of such thirty-day period).

“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution:  (a) any redemption or repurchase by the Company or any Member of any Units or Unit Equivalents; (b) any recapitalization or exchange of securities of the Company, including any exchange of Preferred Units pursuant to the Exchange Agreement; (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units; or (d) any fees or remuneration paid to any Member in such Member’s capacity as a Service Provider for the Company or a Subsidiary.  “Distribute” when used as a verb shall have a correlative meaning.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Exchange Agreement” means the Exchange Agreement dated as of the date hereof among the Company, Two Rivers Water & Farming Company and each of the Preferred Members from time to time.

“Fair Market Value” means, with respect to an asset as of a specified date, the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s-length transaction on such date, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

“Financing Document” means any credit agreement, guarantee, financing or security agreement or other agreements or instruments governing indebtedness of the Company or any of the Subsidiaries.

“Fiscal Quarter” means the first three-month period, second three-month period, third three-month period or fourth three-month period of a Fiscal Year.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to the Company’s taxable year.

“Forfeiture Allocations” has the meaning set forth in Section 6.02(e).

“Fully Diluted Basis” means, as of any date of determination:

(a)
with respect to all Units, all issued and outstanding Units and all Units issuable upon the exercise of any outstanding Unit Equivalents as of such date, whether or not such Unit Equivalents are then exercisable; or

(b)
with respect to any specified type, class or series of Units, all issued and outstanding Units designated as such type, class or series and all such designated Units issuable upon the exercise of any outstanding Unit Equivalents as of such date, whether or not such Unit Equivalents are then exercisable.

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“Good Reason,” with respect to any Service Provider, has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Company and such Service Provider or, if none, then “Good Reason” means any of the following actions taken without the Service Provider’s written consent:

(a)
a material reduction in the Service Provider’s base salary or the Service Provider’s ability to participate in Company incentive or bonus plans (other than a general reduction in base salary or bonuses that affects all salaried Service Providers equally);

(b)	the failure by the Company to pay to the Service Provider any material portion of the salary, bonus or other benefits owed to such Service Provider;

(c)	a substantial adverse change in the Service Provider’s duties and responsibilities or a material diminution in the Service Provider’s title, responsibility, or authority; or

(d)	a transfer of the Service Provider’s primary workplace by more than fifty miles from the Service Provider’s current workplace;

provided that Good Reason shall not be deemed to exist unless (i) the Company fails to cure the event giving rise to Good Reason within thirty days after written notice thereof given by the Service Provider to the Board, which notice shall (A) be delivered to the Board no later than twenty days following the Service Provider’s initial detection of the condition and (B) specifically set forth the nature of such event and the corrective action reasonably sought by the Service Provider and (ii) the Service Provider terminates his employment within thirty days following the last day of the foregoing cure period.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Incentive Liquidation Value” means, as of the date of determination and with respect to new Incentive Units to be issued, the aggregate amount that would be Distributed to the Members pursuant to Section 7.03 if, immediately prior to the issuance of such Incentive Units, all of the assets of the Company were sold for Fair Market Value, the Company was immediately liquidated, the Company’s debts and liabilities were satisfied in full, and the proceeds of the liquidation were Distributed pursuant to Section 13.03(c).

“Incentive Plan” means a written plan, as in effect from time to time, pursuant to which Incentive Units may be granted in compliance with Rule 701 under the Securities Act or another applicable exemption.

“Incentive Units” means Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Incentive Units” in this Agreement and includes both Restricted Incentive Units and Unrestricted Incentive Units.

“Initial Cost” means, with respect to any Unit, the purchase price paid to the Company with respect to such Unit by the Member to whom such Unit was originally issued.

“Intended Call Closing Date” has the meaning set forth in Section 10.02(c)(i).

“Intended Put Closing Date” has the meaning set forth in Section 10.03(c)(i).

“Joinder Agreement” means a written undertaking substantially in the form of the joinder agreement attached as Exhibit A.

“Liquidator” has the meaning set forth in Section 13.03(a).

“Losses” has the meaning set forth in Section 14.03(a).

“Manager” has the meaning set forth in Section 8.01.

“Member” means:

(a)
Two Rivers Water & Farming Company, which as of the date of this Agreement holds 50,000,000 Common Units, has executed this Agreement and is identified as a Member on the Member Schedule, so long as it continues to be shown on the Member Schedule (as updated from time to time) as the owner of one or more Units; and

(b)
each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Colorado Act, in each case so long as such Person is shown on the Member Schedule (as updated from time to time) as the owner of one or more Units.

The Members shall constitute the “members” (as that term is defined in the Colorado Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means, with respect to any Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Member Schedule” has the meaning set forth in Section 3.01.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (based on the type and class of Unit or Units held by such Member), as applicable, to:

(a)	a Distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company,

(b)	a Distributive share of the assets of the Company,

(c)	vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement, and

(d)	any and all other benefits to which such Member may be entitled as provided in this Agreement or the Colorado Act.

“Misallocated Item” has the meaning set forth in Section 6.05.

“National Exchange” means the NASDAQ Global Market (including the NASDAQ Global Select Market), the NASDAQ Capital Market, the NYSE MKT, the New York Stock Exchange or any successor to any of the foregoing.

“Net Income” and “Net Loss” mean, for each Fiscal Year, Fiscal Quarter or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)
any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)
any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)
any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)
any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)
if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)
to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Section 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“New Interests” has the meaning set forth in Section 3.05.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Offering Service Provider” has the meaning set forth in Section 10.03(a).

“Officers” has the meaning set forth in Section 8.09.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preferred Managers” has the meaning set forth in Section 8.02(a)(ii).

“Preferred Members” means Members who own Preferred Units as listed in the Member Schedule.

“Preferred Units” means Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Preferred Units” in this Agreement.

“Profits Interest” has the meaning set forth in Section 3.04(d).

“Profits Interest Hurdle” means an amount set forth in each Award Agreement reflecting the Incentive Liquidation Value of the relevant Incentive Units at the time the units are issued.

“Put Purchase Price” has the meaning set forth in Section 10.03(a).

“Regular Daily Accumulation” has the meaning set forth in Section 7.02(a)(ii).

“Regular Quarterly Accumulation” has the meaning set forth in Section 7.02(a)(ii).

“Regulatory Allocations” has the meaning set forth in Section 6.02(d).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Incentive Units” means any Incentive Units that have not vested pursuant to the terms of the Incentive Plan and any associated Award Agreement.

“Securities Act” means the Securities Act of 1933.

“Service Provider Sale Notice” has the meaning set forth in Section 10.03(b)(i).

“Service Providers” has the meaning set forth in Section 3.04(a).

“Subsidiary” means any Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the Company.

“Tax Matters Member” has the meaning set forth in Section 12.01.

“Taxing Authority” has the meaning set forth in Section 7.05(b).

“Third-Party Purchaser” means any Person who, immediately prior to a contemplated transaction:

(a)	does not directly or indirectly own or have the right to acquire any outstanding Preferred Units or Common Units (or applicable Unit Equivalents) or

(b)	is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Preferred Units or Common Units (or applicable Unit Equivalents).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units or Unit Equivalents owned by a Person.  “Transfer” when used as a noun shall have a correlative meaning.  “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means final or temporary regulations issued by the U.S. Department of Treasury pursuant to authority under the Code, and any successor regulations.

“Unallocated Item” has the meaning set forth in Section 6.05.

“Unit” means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units, including Preferred Units, Common Units and Incentive Units, provided that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.

“Unit Equivalents” means any security or obligation that is by its terms, directly or indirectly, convertible into, exchangeable or exercisable for Units and any option, warrant or other right to subscribe for, purchase or acquire Units.

“Unrestricted Incentive Units” means any Incentive Units that have vested pursuant to the terms of the Incentive Plan and any associated Award Agreement.

“Withholding Advances” has the meaning set forth in Section 7.05(b).

Section 1.02. Interpretation

. For purposes of this Agreement:

(a)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

(b)	any references herein to an Article, Section or Exhibit refer to an Article or Section of, or Exhibit attached to, this Agreement, unless specified otherwise;

(c)	the word “day” refers to a calendar day;

(d)	the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(e)	the words “include,” “includes” and “including” as used herein shall not be construed so as to exclude any other thing not referred to or described;

(f)	the word “or” is not exclusive;

(g)	the definition given for any term in this Agreement shall apply equally to both the singular and plural forms of the term defined;

(h)	whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(i)
unless the context otherwise requires, (1) references herein to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (2) references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and

(j)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II
Organization

Section 2.01. Formation.

(a) The Company was formed on December 19, 2013, pursuant to the provisions of the Colorado Act, upon the filing of the Articles of Organization with the Secretary of State of the State of Colorado.

(b) This Agreement shall constitute the “operating agreement” (as that term is used in the Colorado Act) of the Company.  The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Colorado Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Colorado Act in the absence of such provision, this Agreement shall, to the extent permitted by the Colorado Act, control.

Section 2.02. Name. The name of the Company shall be “TR Capital Partners, LLC” or such other name or names as the Board may from time to time designate; provided that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.”

Section 2.03. Principal Office. The principal office of the Company shall be located at 2000 South Colorado Boulevard, Tower 1, Suite 3100, Denver, Colorado, or such other place as may from time to time be determined by the Board.  The Board shall give prompt notice of any such change to each of the Members.

Section 2.04. Registered Office and Agent.

(a) The registered office of the Company shall be the office of the initial registered agent named in the Articles of Organization or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Colorado Act and other Applicable Law.

(b) The registered agent for service of process on the Company in the State of Colorado shall be the initial registered agent named in the Articles of Organization or such other Person or Persons as the Board may designate from time to time in the manner provided by the Colorado Act and other Applicable Law.

Section 2.05. Purpose and Powers.

(a) The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Colorado Act and in any and all activities necessary or incidental thereto.

(b) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Colorado Act.

Section 2.06. Term. The term of the Company commenced on December 19, 2013 and shall continue perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.07. No State-Law Partnership. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and, to the extent permissible, the Company shall elect to be treated as a partnership for such purposes.  The Company and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment.  The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture and that no Member, Manager or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company, for any purposes other than as set forth in the first sentence of this Section 2.07.

ARTICLE III
Units

Section 3.01. Units Generally. Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series.  Each type, class or series of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series.  The Board shall maintain a schedule (the “Member Schedule”) setting forth the name and address of each Member and, with respect to each type, class or series of Units held by such Member, (a) the number and issue date thereof, (b) the number of the certificate (if any) issued therefor, (c) the Capital Contribution of the Member with respect thereto, and (d) such other information as the Board may determine to be desirable.  The Company shall update the Member Schedule upon the issuance or Transfer of any Units to any new or existing Member.  A copy of the Member Schedule as of the date of this Agreement is attached as Schedule 1.

Section 3.02. Authorization and Issuance of Preferred Units.  Subject to compliance with Section 10.01(a), the Company is hereby authorized to issue a class of Units designated as Preferred Units, of which no Preferred Units are outstanding as of the date of this Agreement.  The Company may issue up to a total of 32,500,000 Preferred Units on or prior to September 30, 2014, but may neither issue a greater number of Preferred Units nor issue any Preferred Units after September 30, 2014, without obtaining the consent of Preferred Members holding a majority of the Preferred Units outstanding as of the date of such consent.

Section 3.03. Authorization and Issuance of Common Units.  The Company is hereby authorized to issue a class of Units designated as Common Units and, as of the date hereof, 50,000,000 Common Units have been issued and are outstanding.

Section 3.04. Authorization and Issuance of Incentive Units.

(a) The Company is hereby authorized to issue a class of Units designated as Incentive Units and to adopt the Incentive Plan.  Incentive Units may be issued to Managers, Officers, employees, consultants or other service providers of the Company or any Subsidiary (collectively, “Service Providers”).  In connection with issuances of Incentive Units, the Company is hereby authorized and directed to enter into an Award Agreement with each Service Provider whom the Board determines from time to time should receive Incentive Units.  Each Award Agreement shall include such terms, conditions, rights and obligations as may be determined by the Board, in its sole discretion, consistent with the terms herein, and should be executed and delivered on behalf of the Company by an Officer designated by the Board.

(b) The Board shall establish such vesting criteria for the Incentive Units as it determines in its discretion and shall include such vesting criteria in the Incentive Plan or the applicable Award Agreement for any grant of Incentive Units.

(c) In connection with each issuance of Incentive Units, the Board shall determine in good faith the Incentive Liquidation Value applicably to such Incentive Units.  In each Award Agreement for Incentive Units, the Board shall include an appropriate Profits Interest Hurdle for such Incentive Units on the basis of the Incentive Liquidation Value immediately prior to the issuance of such Incentive Units.

(d) The Company and each Member hereby acknowledge and agree that, with respect to any Service Provider, such Service Provider’s Incentive Units constitute a “profits interest” in the Company within the meaning of Rev. Proc. 93-27 (a “Profits Interest”) and that any and all Incentive Units received by a Service Provider are received in exchange for the provision of services by the Service Provider to or for the benefit of the Company in a Service Provider capacity or in anticipation of becoming a Service Provider.  The Company and each Service Provider who receives Incentive Units hereby agree to comply with the provisions of Rev. Proc. 2001-43, and neither the Company nor any Service Provider who receives Incentive Units shall perform any act or take any position inconsistent with the application of Rev. Proc. 2001-43 or any future Internal Revenue Service guidance or other Governmental Authority that supplements or supersedes the foregoing Revenue Procedures.

(e) Incentive Units shall receive the following tax treatment:

(i) The Company and each Service Provider who receives Incentive Units shall treat such Service Provider as the holder of such Incentive Units from the date of their receipt, and the Service Provider receiving such Incentive Units shall take into account his Distributive share of Net Income, Net Loss, income, gain, loss and deduction associated with the Incentive Units in computing such Service Provider’s income tax liability for the entire period during which such Service Provider holds the Incentive Units.

(ii) Each Service Provider who receives Incentive Units shall make a timely and effective election under Code Section 83(b) with respect to such Incentive Units and shall promptly provide a copy to the Company.  Except as otherwise determined by the Board, the Company and all Members shall (A) treat such Incentive Units as outstanding for tax purposes, (B) treat such Service Provider as a partner for tax purposes with respect to such Incentive Units and (C) file all tax returns and reports consistently with the foregoing.  Neither the Company nor any of its Members shall deduct any amount (as wages, compensation or otherwise) with respect to the receipt of such Incentive Units for federal income tax purposes.

(iii) In accordance with the finally promulgated successor rules to proposed Treasury Regulations Section 1.83-3(l) and IRS Notice 2005-43, each Member, by executing this Agreement, authorizes and directs the Company to elect a safe harbor under which the fair market value of any Incentive Units issued after the effective date of such proposed Treasury Regulations (or other guidance) will be treated as equal to the liquidation value (within the meaning of the proposed Treasury Regulations or successor rules) of the Incentive Units as of the date of issuance of such Incentive Units.  In the event that the Company makes a safe harbor election as described in the preceding sentence, each Member hereby agrees to comply with all safe harbor requirements with respect to Transfers of Units while the safe harbor election remains effective.

Section 3.05. Other Issuances. In addition to the Preferred Units, Common Units and Incentive Units, the Company is hereby authorized, subject to compliance with Section 10.01(a), to authorize and issue or sell to any Person any of the following (collectively, “New Interests”): (i) any new type, class or series of Units not otherwise described in this Agreement, which Units may be designated as classes or series of the Preferred Units, Common Units or Incentive Units but having different rights; and (ii) Unit Equivalents.  The Board is hereby authorized, subject to Section 15.06, to amend this Agreement to reflect such issuance and to fix the relative privileges, preference, duties, liabilities, obligations and rights of any such New Interests, including the number of such New Interests to be issued, the preference (with respect to Distributions, in liquidation or otherwise) over any other Units, and any contributions required in connection therewith.

Section 3.06. Certification of Units.  The Board shall cause the Company to issue to each Member a certificate or certificates representing the Units held by the Member.  In addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:

“THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

“THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUE THAT SUCH REGISTRATION IS NOT REQUIRED.”

Section 3.07. Action by Consent.  Any matter that is to be voted on, consented to or approved by the holders of any type, class or series of Membership Interests (including Common Units and Preferred Units) may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than a majority of such type, class or series of Membership Interests.  A record shall be maintained by the Board of each such action taken by written consent of a Member or Members.

ARTICLE IV
Members

Section 4.01. Admission of New Members.

(a) New Members may be admitted from time to time (i) subject to compliance with the provisions of Sections 4.01(b) and 11.01(b) in connection with an issuance of Units by the Company and (ii) subject to compliance with the provisions of Section 4.01(b) and Article XI in connection with a Transfer of Units.

(b) In order for any Person not already a Member to be admitted as a Member, whether pursuant to an issuance or a Transfer of Units, such Person shall have executed and delivered a Joinder Agreement to the Company.  Upon the amendment of the Member Schedule by the Board and the satisfaction of any other applicable conditions (including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units), such Person shall be admitted as a Member and issued such Units and the Board shall adjust the Capital Accounts of the Members as necessary in accordance with Section 5.03.

Section 4.02. Representations and Warranties of Members. By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Members, whether admitted as of the date hereof or pursuant to Section 4.01, represents and warrants to the Company and acknowledges that:

(a) The Units have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with.

(b) Such Member is an “accredited investor” within the meaning of Rule 501 under the Securities Act and agrees that such Member will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 under the Securities Act with respect to the offer and sale of the Units.

(c) Such Member’s Units are being acquired for its own account solely for investment and not with a view to resale or distribution thereof.

(d) Such Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Subsidiaries, and such Member acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company and the Subsidiaries for such purpose.

(e) The determination of such Member to acquire Units has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Subsidiaries that may have been made or given by any other Member or by any agent or employee of any other Member.

(f) Such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto.

(g) Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time.

(h) The execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound.

(i) This Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

(j) Neither the issuance of any Units to any Member nor any provision contained herein will entitle the Member to remain in the employment of the Company or any Subsidiary or affect the right of the Company or any Subsidiary to terminate the Member’s employment at any time for any reason, other than as otherwise provided in such Member’s employment agreement or other similar agreement with the Company or such Subsidiary, if applicable.

None of the foregoing shall replace, diminish or otherwise adversely affect any Member’s representations and warranties made by it in any purchase agreement or Award Agreement, as applicable.

Section 4.03. No Personal Liability. Except as otherwise provided in the Colorado Act, by other Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company, any Subsidiary or any other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.04. No Withdrawal. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member.  So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void.  As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member; provided that this Agreement shall continue to apply with respect to any Units that have been surrendered for exchange pursuant to Section 10.02 until full payment is made therefor in accordance with the terms of this Agreement.

Section 4.05. Death. The death of any Member shall not cause the dissolution of the Company.  In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased Member shall automatically be Transferred to such Member’s heirs; provided that within a reasonable time after such Transfer, the applicable heirs shall sign a Joinder Agreement.

Section 4.06. Voting.  Except as otherwise provided by this Agreement (including Section 15.07) or as otherwise required by the Colorado Act or other Applicable Law, (a) each Member shall be entitled to one vote per Common Unit on all matters upon which the Members have the right to vote under this Agreement; and (b) Preferred Units and Incentive Units shall not entitle the holders thereof to vote on any matters required or permitted to be voted on by the Members.

Section 4.07. Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Colorado Act.  Except as otherwise specifically provided by this Agreement or required by the Colorado Act, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

Section 4.08. No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company.  Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

ARTICLE V
Capital Contributions; Capital Accounts

Section 5.01. Existing Capital Contributions. Two Rivers Water & Farming Company has made the Capital Contribution giving rise to its initial Capital Account and is deemed to own 50,000,000 Common Units on the date hereof.

Section 5.02. Additional Capital Contributions.

(a) No Member shall be required to make any additional Capital Contributions to the Company.  Any future Capital Contributions made by any Member shall only be made with the consent of the Board.

(b) No Member shall be required to lend any funds to the Company or shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.

Section 5.03. Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 5.03.  Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by the amount of:

(i)	such Member’s Capital Contributions, including such Member’s initial Capital Contribution;

(ii)	any Net Income or other item of income or gain allocated to such Member pursuant to Article VI; and

(iii)	any liabilities of the Company that are assumed by such Member or secured by any property Distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by:

(i)	the cash amount or Book Value of any property Distributed to such Member pursuant to Article VII and Section 13.03(c);

(ii)	the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article VI; and

(iii)	the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

Section 5.04. Succession Upon Transfer. In the event that any Membership Interests of Members are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 6.04, shall receive allocations and Distributions pursuant to Article VI, Article VII and Article XIII in respect of such Units.

Section 5.05. Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 5.06. No Withdrawal. No Member shall be entitled to withdraw any part of its Capital Account or to receive any Distribution from the Company, except as provided in this Agreement.  No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement.  The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any Distributions to any Members, in liquidation or otherwise.

Section 5.07. Treatment of Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in (iii), if applicable.

Section 5.08. Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

ARTICLE VI
Allocations

Section 6.01. Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 6.02 and the Preferred Unit Distributions set forth in Section 7.02, the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (a) the Distributions that would be made to such Member pursuant to Section 13.03(c) if the Company were dissolved and its affairs wound up, its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), the net assets of the Company were Distributed, in accordance with Section 13.03(c), to the Members immediately after making such allocations, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 6.02. Regulatory and Special Allocations. Notwithstanding the provisions of Section 6.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g).  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 6.02(a) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i).  Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain.  Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 6.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) In the event any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or Distributions as quickly as possible.  This Section 6.02(c) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) The allocations set forth in paragraphs (a), (b) and (c) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704.  Notwithstanding any other provisions of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

(e) The Company and the Members acknowledge that allocations like those described in Proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) result from the allocations of Net Income and Net Loss provided for in this Agreement.  For the avoidance of doubt, the Company is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Net Income and Net Loss will be made in accordance with Proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.

(f) If the Company from time to time holds municipal bonds or other securities and receives from such securities interest payments that are exempt from federal or state income taxes, any such interest payments shall be allocated first, and solely, to Preferred Members to the extent of Net Income allocable to the Preferred Members.

Section 6.03. Tax Allocations.

(a) Subject to clauses (b) through (e) of this Section 6.03, all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method of Treasury Regulations Section 1.704-3(b), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 6.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, Distributions or other items pursuant to any provisions of this Agreement.

Section 6.04. Allocations in Respect of Transferred Units. In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of Article X, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.

Section 6.05. Curative Allocations. In the event that the Tax Matters Member determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss or deduction is not specified in this Article VI (an “Unallocated Item”), or that the allocation of any item of Company income, gain, loss or deduction hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulations Section 1.704-1(b) and the factors set forth in Treasury Regulations Section 1.704-1(b)(3)(ii)) (a “Misallocated Item”), then the Board may allocate such Unallocated Items, or reallocate such Misallocated Items, to reflect such economic interests; provided that (a) no such allocation will be made without the prior consent of each Member that would be adversely and disproportionately affected thereby and (b) no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be distributed upon the complete liquidation of the Company.

ARTICLE VII
Distributions

Section 7.01. General.

(a) Subject to Section 7.01(b) and 7.02, the Board shall have sole discretion regarding the amounts and timing of Distributions to Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company, which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies.

(b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate either Colorado Act Section 80-606 or any other Applicable Law.

Section 7.02. Distributions on Preferred Units.

(a) Quarterly Distributions.

(i) Subject in all respects to the more specific provisions set forth in clause (ii) of this Section 7.02(a), it is generally intended that Preferred Members receive regular quarterly Distributions with respect to each Fiscal Year that are (A) calculated to provide to Preferred Members an aggregate amount of Distributions that represents a return of 8.0% per annum on the total amount of Preferred Members’ Capital Contributions from time to time and (B) then allocated to Preferred Members pro rata, based on the respective numbers of Preferred Units they hold from time to time.

(ii) Subject to Section 7.01(b), the Company shall, by no later than the forty-fifth day after the last day of a Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2014), Distribute to each Member who holds a Preferred Unit as of such Distribution date, an amount  equal to the sum of the Regular Daily Accumulations for each of the days on which such Preferred Unit was outstanding as of 9 a.m., Mountain time, during such Fiscal Quarter (with respect to a specified Preferred Unit, a “Regular Quarterly Accumulation”).  For purposes of this Section 7.02, “Regular Daily Accumulation” shall mean, with respect to a specified day:

(A)	8.0% divided by the total number of days in the Fiscal Year in which such day occurs, multiplied by

(B)	the aggregate amount of Capital Contributions of Preferred Members attributable to all Preferred Units that are outstanding as of 9 a.m., Mountain time, on such day, divided by

(C)	the total number of Preferred Units outstanding as of 9 a.m., Mountain time, on such day.

(iii) Upon request from a Preferred Member in connection with a proposed Transfer of Preferred Units, the Company will provide to such Preferred Member, as promptly as reasonably practicable, the total Regular Quarterly Accumulations with respect to such Preferred Units that have accumulated through a requested date but have not been Distributed.

(b) Supplemental Annual Distributions.

(i) Subject in all respects to the more specific provisions set forth in clause (ii) of this Section 7.02(b), it is generally intended that Preferred Members are eligible to receive supplemental annual Distributions with respect to each Fiscal Year that are (A) calculated to provide to Preferred Members an aggregate amount of Distributions that represents an additional return of up to 4.0% per annum on the total amount of Preferred Members’ Capital Contributions from time to time, subject to limitations based upon specified operating results of the Company for such Fiscal Year, and (B) then allocated to Preferred Members pro rata, based on the respective numbers of Preferred Units they hold from time to time.

(ii) Subject to Section 7.01(b), the Company shall, by no later than the earlier of (y) the thirtieth day after Two Rivers Water & Farming Company receives from its independent accountants an audit report with respect to its consolidated financial statements for a Fiscal Year (commencing with the Fiscal Year ending December 31, 2014) and (z) the one hundred twentieth day after the last day of such Fiscal Year, Distribute to each Member who holds a Preferred Unit as of such Distribution date the amount, if any, by which the product of:

(A)
the amount of the Company’s total revenue for such Fiscal Year less its cost of goods sold, interest expense, depreciation expense and amortization expense for such Fiscal Year (regardless of whether any such expense is reflected as a separate line item in the Company’s consolidated financial statements for such Fiscal Year or is included as part of a line item therein), each as determined in accordance with GAAP, multiplied by

(B)
a fraction, the numerator of which shall be the total of the Regular Quarterly Accumulations with respect to such Preferred Unit for all Fiscal Quarters during such Fiscal Year, and the denominator of which shall be the sum of all Regular Quarterly Accumulations with respect to all Preferred Units for all Fiscal Quarters during such Fiscal Year (calculated on a Preferred Member-by-Preferred Member basis, and then totaled), exceeds the total of the Distributions made pursuant to Section 7.02(a) with respect to such Preferred Unit for such Fiscal Year (that is, the total of the Regular Quarterly Accumulations with respect to such Preferred Unit for all Fiscal Quarters in such Fiscal Year); provided that, notwithstanding the foregoing, the Distribution made pursuant to this Section 7.02(b) with respect to such Preferred Unit for such Fiscal Year shall not in any event exceed 50% of the total of the Distributions made pursuant to Section 7.02(a) with respect to such Preferred Unit for such Fiscal Year (that is, 50% of the total of the Regular Quarterly Accumulations with respect to such Preferred Unit for the Fiscal Quarters during such Fiscal Year).

Section 7.03. Priority of Distributions. After making all Distributions then due to Preferred Members under Section 7.02 and subject to the priority of Distributions pursuant to Section 13.03(c), if applicable, all Distributions determined to be made by the Board pursuant to Section 7.01 shall be made in the following manner:

(a)
first, to the Members pro rata in proportion to their holdings of Common Units, until Distributions under this clause (a) equal the aggregate amount of Capital Contributions attributable to the Members in respect of their acquisitions of Common Units; and

(b)
second, any remaining amounts to the Members holding Common Units and Incentive Units (subject to Section 7.04) pro rata in proportion to their aggregate holdings of Common Units and Incentive Units treated as one class of Units.

Section 7.04. Limitations on Distributions to Incentive Units.

(a) Notwithstanding the provisions of Section 7.03(b), no Distribution shall be made to a Member on account of its Restricted Incentive Units.  Any amount that would otherwise be Distributed to such a Member but for the application of the preceding sentence shall instead be retained in a segregated Company account to be Distributed in accordance with Section 7.03(b) by the Company and paid to such Member if, as and when the Restricted Incentive Unit to which such retained amount relates vests pursuant to Section 3.04(b).

(b) It is the intention of the parties to this Agreement that Distributions to any Service Provider with respect to Incentive Units be limited to the extent necessary so that the related Membership Interest constitutes a Profits Interest.  In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Board shall, if necessary, limit any Distributions to any Service Provider with respect to Incentive Units so that such Distributions do not exceed the available profits in respect of such Service Provider’s related Profits Interest. Available profits shall include the aggregate amount of profit and unrealized appreciation in all of the assets of the Company between the date of issuance of such Incentive Units and the date of such Distribution, it being understood that such unrealized appreciation shall be determined on the basis of the Profits Interest Hurdle applicable to such Incentive Unit.

Section 7.05. Tax Withholding; Withholding Advances.

(a) Tax Withholding. If requested by the Board, each Member shall, if able to do so, deliver to the Board:

(i)
an affidavit in form satisfactory to the Board that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;

(ii)	any certificate that the Board may reasonably request with respect to any such laws; and

(iii)	any other form or instrument reasonably requested by the Board relating to any Member’s status under such law.

If a Member fails or is unable to deliver to the Board the affidavit described in the preceding clause (i) of Section 7.05, the Board may withhold amounts from such Member in accordance with Section 7.05(b).

(b) Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Member based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any Distribution or allocation by the Company of income or gain to such Member and to withhold the same from Distributions to such Member.  Any funds withheld from a Distribution by reason of this Section 7.05(b) shall nonetheless be deemed Distributed to the Member in question for all purposes under this Agreement and, at the option of the Board, shall be charged against the Member’s Capital Account.

(c) Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a Distribution to that Member shall be, with interest thereon accruing from the date of payment at the Company Interest Rate:

(i)
promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii)
with the consent of the Board, repaid by reducing the amount of the next succeeding Distribution or Distributions to be made to such Member (which reduction amount shall be deemed to have been Distributed to the Member, but shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts Distributable or allocable to such Member.  The provisions of this Section 7.05(d) and the obligations of a Member pursuant to Section 7.05(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units.  The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 7.05, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e) Overwithholding.  Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any Distribution or allocation of income or gain to a Member.  In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 7.06. Distributions in Kind.

(a) The Board is hereby authorized, in its sole discretion, to make Distributions to the Members in the form of securities or other property held by the Company, provided that Distributions pursuant to Section 7.02 shall only be made in cash.  In any non-cash Distribution, the securities or property so Distributed will be Distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be Distributed among the Members pursuant to Section 7.03.

(b) Any Distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with Applicable Law.  In furtherance of the foregoing, the Board may require that Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such Distribution and any further Transfer of the Distributed securities and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

ARTICLE VIII
Management

Section 8.01. Establishment of the Board. The Board is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 8.02.  The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.

Section 8.02. Board Composition; Vacancies.

(a) The Company and the Members shall take such actions as may be required to ensure that the number of managers constituting the Board initially is three and, at all times at which Preferred Units are outstanding, five.  The Board shall be comprised as follows:

(i)	three individuals designated by the Common Members (the “Common Managers”), who initially shall be John McKowen, Wayne Harding and Kirsty Cameron; and

(ii)	at all times at which any Preferred Units are outstanding, two individuals designated by the Preferred Members (the “Preferred Managers”), who initially shall be [NAME] and [NAME].

(b) In the event that a vacancy is created on the Board at any time due to the death, Disability, retirement, resignation or removal of a Common Manager, then the Common Members shall have the right to designate and approve (in accordance with Section 3.07) an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board.

(c) In the event that a vacancy is created on the Board at any time due to the death, Disability, retirement, resignation or removal of a Preferred Manager, then the Preferred Members shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board.

Section 8.03. Removal; Resignation.

(a) A Common Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the Common Members.

(b) A Preferred Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the Preferred Members.

(c) A Manager may resign at any time from the Board by delivering a written resignation to the Board.  Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event.  The Board’s acceptance of a resignation shall not be necessary to make it effective.

Section 8.04. Meetings.

(a) Generally. The Board shall meet at such time and at such place as the Board may designate.  Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the principal office of the Company or such other place (either within or outside the State of Colorado) as may be determined from time to time by the Board.  Written notice of each meeting of the Board shall be given to each Manager at least 24 hours prior to each such meeting.

(b) Special Meetings. Special meetings of the Board shall be held on the call of any three Managers upon at least three days’ written notice (if the meeting is to be held in person) or 24 hours’ written notice (if the meeting is to be held by telephone communications or video conference) to the Managers, or upon such shorter notice as may be approved by all the Managers.  Any Manager may waive such notice as to himself.

(c) Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 8.05. Quorum; Manner of Acting.

(a) Quorum. A majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board.  At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting.  If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b) Participation. Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.  A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law.

(c) Binding Act. Each Manager shall have one vote on all matters submitted to the Board or any committee thereof.  With respect to any matter before the Board, the act of a majority of the Managers shall be the act of the Board.

Section 8.06. Action By Written Consent. Notwithstanding anything herein to the contrary, any action of the Board (or any committee of the Board) may be taken without a meeting if either (a) a written consent of a majority of the Managers on the Board (or committee) shall approve such action; provided that prior written notice of such action is provided to all Managers at least one day before such action is taken or (b) a written consent constituting all of the Managers on the Board (or committee) shall approve such action.  Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Colorado.

Section 8.07. Compensation; No Employment.

(a) Managers shall be reimbursed for reasonable out-of-pocket expenses incurred in the performance of their duties as Managers, pursuant to such policies as are established by the Board from time to time.  Nothing contained in this Section 8.07 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services.

(b) This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.

Section 8.08. Committees.

(a) Establishment. The Board may, by resolution, designate from among the Managers one or more committees, each of which shall be comprised of one or more Managers; provided that in no event may the Board designate any committee with all of the authority of the Board.  Subject to the immediately preceding proviso, any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in Section 8.08(b).  The Board may dissolve any committee or remove any member of a committee at any time.

(b) Limitation of Authority. No committee of the Board shall have the authority of the Board in reference to:

(i)	authorizing or making Distributions to Members;

(ii)	authorizing the issuance of any Membership Rights other than Incentive Units;

(iii)	approving a plan of merger or sale of the Company;

(iv)	recommending to the Members a voluntary dissolution of the Company or a revocation thereof;

(v)	filling vacancies in the Board; or

(vi)	altering or repealing any resolution of the Board that by its terms provides that it shall not be so amendable or repealable.

Section 8.09. Officers. The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable.  No Officer need be a Member or Manager.  Any individual may hold two or more offices of the Company.  Each Officer shall hold office until his successor is designated by the Board or until his earlier death, resignation or removal.  Any Officer may resign at any time upon written notice to the Board.  Any Officer may be removed by the Board (acting by majority vote of all Managers other than the Officer being considered for removal, if applicable) with or without cause at any time.  A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board.

Section 8.10. No Personal Liability. Except as otherwise provided in the Colorado Act, by other Applicable Law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company or any Subsidiary, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

ARTICLE IX
Exchanges of Preferred Units

Section 9.01. Exchange Agreement. Contemporaneously with its execution and delivery of a Joinder Agreement, each Preferred Member shall execute and deliver to the Company and TRFW a written understanding pursuant to which such Preferred Member becomes a party to the Exchange Agreement.

Section 9.02. Termination of Preferred Unit Rights Upon Exchange.  Upon the effective time of an exchange of a Preferred Unit as provided in Section 3.01 or 3.02 of the Exchange Agreement, the surrendered Preferred Unit shall no longer be outstanding and all rights under this Agreement with respect to such Preferred Unit, including the right to receive Distributions, will terminate.  Thereafter, the Company may not resell such Preferred Unit except in accordance with the provisions of this Agreement relating to issuances of new Preferred Units, including the provisions of Sections 3.02 and 10.01.

ARTICLE X
Transfers

Section 10.01. General Restrictions on Transfer.

(a) Each Member acknowledges and agrees that it will not, directly or indirectly, Transfer any of its Units or Unit Equivalents, and the Company agrees that it shall not issue any Units or Unit Equivalents:

(i)
except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Units or Unit Equivalents, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)
if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Code Section 7704(b) within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii)	if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Colorado Act;

(iv)	if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v)	if such Transfer or issuance would cause a termination of the Company for federal income tax purposes;

(vi)	if such Transfer or issuance would cause the Company or any of the Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940; or

(vii)
if such Transfer or issuance would cause the assets of the Company or any of the Subsidiaries to be deemed “Plan Assets” as defined for purposes of the Employee Retirement Income Security Act of 1974 or result in any “prohibited transaction” thereunder involving the Company or any Subsidiary.

In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(b) Any Transfer or attempted Transfer of any Units or Unit Equivalents in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the holder of such Units or Unit Equivalents for all purposes of this Agreement.

(c) For the avoidance of doubt, any Transfer of Units or Unit Equivalents permitted by Section 10.02 or made in accordance with the procedures described in Section 10.03, as applicable, and purporting to be a sale, transfer, assignment or other disposal of the entire Membership Interest represented by such Units or Unit Equivalents, inclusive of all the rights and benefits applicable to such Membership Interest as described in the definition of the term “Membership Interest,” shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 10.02. Incentive Units Call Right.

(a) Call Right. At any time prior to a Change of Control, following the termination of employment or other engagement of any Service Provider with the Company or any of the Subsidiaries, the Company may, at its election, require the Service Provider and any or all of such Service Provider’s Permitted Transferees to sell to the Company all or any portion of such Service Provider’s Incentive Units at the following respective purchase prices:

(i)	for the Restricted Incentive Units, under all circumstances of termination, their Cause Purchase Price;

(ii)	for the Unrestricted Incentive Units, their Cause Purchase Price in the event of:

(A)	the termination of such Service Provider’s employment or other engagement by the Company or any of the Subsidiaries for Cause; or

(B)	the resignation of such Service Provider for any reason other than Good Reason; and

(iii)	for the Unrestricted Incentive Units, a price equal to their Fair Market Value in the event of:

(A)	the termination of such Service Provider’s employment or other engagement by the Company or any of the Subsidiaries for a reason other than for Cause;

(B)	the resignation of such Service Provider at any time for Good Reason; or

(C)	the death or Disability of such Service Provider.

(b) Procedures.

(i) If the Company desires to exercise its right to purchase Incentive Units pursuant to this Section 10.02, the Company shall deliver to the Service Provider, within ninety days after the termination of such Service Provider’s employment or other engagement, a written notice (the “Repurchase Notice”) specifying the number of Incentive Units to be repurchased by the Company (the “Repurchased Incentive Units”) and the purchase price therefor in accordance with Section 10.02(a).

(ii) Each applicable Service Provider shall, at the closing of any purchase consummated pursuant to this Section 10.02, represent and warrant to the Company that:

(A)	such Service Provider has full right, title and interest in and to the Repurchased Incentive Units;

(B)	such Service Provider has all the necessary power and authority and has taken all necessary action to sell such Repurchased Incentive Units as contemplated by this Section 10.02; and

(C)	the Repurchased Incentive Units are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(iii) Subject to Section 10.02(c), the closing of any sale of Repurchased Incentive Units pursuant to this Section 10.02 shall take place no later than thirty days following receipt by the Service Provider of the Repurchase Notice.  Subject to the existence of any Delay Condition, the Company shall pay the Call Purchase Price for the Repurchased Incentive Units by certified or official bank check or by wire transfer of immediately available funds.  The Company shall give the Service Provider at least ten days’ written notice of the date of closing, which notice shall include the method of payment selected by the Company.

(c) Delay Condition. Notwithstanding the provisions of Section 10.02(b)(iii), the Company shall not be obligated to repurchase any Incentive Units if there exists a Delay Condition.  In such event, the Company shall notify the Service Provider in writing as soon as practicable of such Delay Condition and the Company may thereafter:

(i)
defer the closing and pay the Call Purchase Price at the earliest practicable date on which no Delay Condition exists, in which case, the Call Purchase Price shall accrue interest at the Company Interest Rate from the latest date that the closing could have taken place pursuant to Section 10.02(b)(iii) (the “Intended Call Closing Date”) to the date the Call Purchase Price is actually paid; or

(ii)
pay the Call Purchase Price with a subordinated note (fully subordinated in right of payment and exercise of remedies to the lenders’ rights under any Financing Document) bearing interest at the Company Interest Rate from the Intended Call Closing Date until paid in full.

(d) Cooperation. The Service Provider shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 10.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e) Closing. At the closing of any sale and purchase pursuant to this Section 10.02, the Service Provider shall deliver to the Company a certificate or certificates representing the Incentive Units to be sold (if any), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the Call Purchase Price.

Section 10.03. Incentive Units Put Right.

(a) Put Right. At any time prior to a Change of Control, if a Service Provider’s employment or other engagement with the Company or any of the Subsidiaries is terminated as a result of such Service Provider’s death or Disability, and the Company has not delivered a Repurchase Notice pursuant to Section 10.02(b)(i) within ninety days of such termination, then, subject to the other provisions of this Section 10.03, such Service Provider and any or all of his Permitted Transferees (collectively, the “Offering Service Provider”) may elect to sell to the Company all or any percentage of the Unrestricted Incentive Units held by such Person at a price equal to the Fair Market Value of such Unrestricted Incentive Units as of the date of termination (the “Put Purchase Price”).

(b) Procedures.

(i) If the Offering Service Provider desires to sell Unrestricted Incentive Units pursuant to this Section 10.03, such Offering Service Provider shall deliver to the Company not more than ninety days after the date of termination of the Service Provider’s employment or other engagement a written notice (the “Service Provider Sale Notice”) specifying the number of Unrestricted Incentive Units to be sold (the “Offered Unrestricted Incentive Units”) by such Offering Service Provider.

(ii) By delivering the Service Provider Sale Notice, the Offering Service Provider represents and warrants to the Company that:

(A)	the Offering Service Provider has full right, title and interest in and to the Offered Unrestricted Incentive Units;

(B)	the Offering Service Provider has all the necessary power and authority and has taken all necessary action to sell such Offered Unrestricted Incentive Units as contemplated by this Section 10.03; and

(C)	the Offered Unrestricted Incentive Units are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(iii) Promptly following receipt of the Service Provider Sale Notice, the Company shall deliver to the Offering Service Provider a calculation of the Put Purchase Price for the Offered Unrestricted Incentive Units.  The Offering Service Provider shall have the right to irrevocably rescind the Service Provider Sale Notice for a period of ten days following the delivery of such calculation.

(iv) Subject to Section 10.03(c), the closing of any sale of Offered Unrestricted Incentive Units pursuant to this Section 10.03 shall take place no later than thirty days following receipt by the Company of the Service Provider Sale Notice, if not otherwise rescinded pursuant to Section 10.03(b)(iii).  Subject to the existence of any Delay Condition, the Company shall pay the Put Purchase Price for the Offered Unrestricted Incentive Units by certified or official bank check or by wire transfer of immediately available funds.  The Company shall give the Offering Service Provider at least ten days’ written notice of the date of closing, which notice shall include the method of payment selected by the Company.

(c) Delay Condition. Notwithstanding the provisions of Section 10.03(b)(iv), the Company shall not be obligated to purchase any Offered Unrestricted Incentive Units if there exists a Delay Condition.  In such event, the Company shall notify the Offering Service Provider in writing as soon as practicable of such Delay Condition and shall permit the Offering Service Provider, within ten days of receipt thereof, to rescind the Service Provider Sale Notice.  If the Offering Service Provider does not rescind the Service Provider Sale Notice, the Service Provider Sale Notice shall remain outstanding and the Company may thereafter:

(i)
defer the closing and pay the Put Purchase Price at the earliest practicable date on which no Delay Condition exists, in which case, the Put Purchase Price shall accrue interest at the Company Interest Rate from the latest date that the closing could have taken place pursuant to Section 10.03(b)(iv) (the “Intended Put Closing Date”) to the date the Put Purchase Price is actually paid; or

(ii)
pay the Put Purchase Price with a subordinated note (fully subordinated in right of payment and exercise of remedies to the lenders’ rights under any Financing Document) bearing interest at the Company Interest Rate from the Intended Put Closing Date until paid in full.

(d) Cooperation. The Offering Service Provider shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 10.03, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e) Closing. At the closing of any sale and purchase pursuant to this Section 10.03, the Offering Service Provider shall deliver to the Company a certificate or certificates representing the Offered Unrestricted Incentive Units to be sold (if any), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the Put Purchase Price.

ARTICLE XI
Confidentiality

Section 11.01. Nondisclosure.  Each Preferred Member acknowledges that during the term of this Agreement, he will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company, the Subsidiaries and their Affiliates that are not generally known to the public, including information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”).  In addition, each Preferred Member acknowledges that:  (a) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (b) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (c) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public.  Without limiting the applicability of any other agreement to which any Preferred Member is subject, no Preferred Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Preferred Member monitoring and analyzing his investment in the Company or performing his duties as a Manager, Officer, employee, consultant or other service provider of the Company) at any time, including use for personal, commercial or proprietary advantage or profit, either during his association or employment with the Company or thereafter, any Confidential Information of which such Preferred Member is or becomes aware.  Each Preferred Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

Section 11.02. Permitted Disclosures.  Nothing contained in Section 11.01 shall prevent any Preferred Member from disclosing Confidential Information: (a) upon the order of any court or administrative agency; (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such Preferred Member; (c) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (d) to the extent necessary in connection with the exercise of any remedy hereunder; (e) to other Members; (f) to such Preferred Member’s Representatives who, in the reasonable judgment of such Preferred Member, need to know such Confidential Information and agree to be bound by the provisions of this Article XI as if a Preferred Member; or (g) to any potential Permitted Transferee in connection with a proposed Transfer of Units from such Preferred Member, as long as such Transferee agrees to be bound by the provisions of this Article XI as if a Preferred Member; provided that in the case of clause (a), (b) or (c), such Preferred Member shall notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

Section 11.03. Excluded Information.  The restrictions of Section 11.01 shall not apply to Confidential Information that:  (a) is or becomes generally available to the public other than as a result of a disclosure by a Preferred Member in violation of this Agreement; (b) is or becomes available to a Preferred Member or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Preferred Member and any of its Representatives in compliance with this Agreement; (c) is or has been independently developed or conceived by such Preferred Member without use of Confidential Information; or (d) becomes available to the receiving Preferred Member or any of its Representatives on a non-confidential basis from a source other than the Company, any other Member or any of their respective Representatives; provided that such source is not known by the recipient of the Confidential Information to be bound by a confidentiality agreement with the disclosing Member or any of its Representatives.

ARTICLE XII
Tax Matters
Section 12.01. Tax Matters Member.

(a) Appointment. The Members hereby appoint Two Rivers Water & Farming Company as the “Tax Matters Member” who shall serve as the “tax matters partner” (as such term is defined in Code Section 6231) for the Company.

(b) Tax Examinations and Audits. The Tax Matters Member is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.  Each Member agrees to cooperate with the Tax Matters Member and to do or refrain from doing any or all things reasonably requested by the Tax Matters Member with respect to the conduct of examinations by Taxing Authorities and any resulting proceedings.  Each Member agrees that any action taken by the Tax Matters Member in connection with audits of the Company shall be binding upon such Members and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company.

(c) Income Tax Elections. The Tax Matters Member shall have sole discretion to make any income tax election it deems advisable on behalf of the Company; provided that the Tax Matters Member will make an election under Code Section 754, if requested in writing by Members holding a majority of the outstanding Common Units.  All determinations as to tax elections and accounting principles shall be made solely by the Tax Matters Member.

(d) Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return.  The Tax Matters Member shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority.  Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 7.05(d).

(e) Resignation. The Tax Matters Member may resign at any time.  If Two Rivers Water & Farming Company ceases to be the Tax Matters Member for any reason, the holders of a majority of the Company shall appoint a new Tax Matters Member.

Section 12.02. Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate pursuant to Section 8.09) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company and the Subsidiaries own property or do business.  As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

Section 12.03. Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board.  The funds of the Company shall not be commingled with the funds of any other Person.  All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE XIII
Dissolution and Liquidation

Section 13.01. Events of Dissolution. The Company shall be dissolved and is affairs wound up only upon the occurrence of any of the following events:

(a)	the determination of the Board to dissolve the Company;

(b)	an election to dissolve the Company made by holders of a majority of the Common Units;

(c)	the sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(d)	the entry of a decree of judicial dissolution under Colorado Act Section 80-810.

Section 13.02. Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 13.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 13.03 and the Articles of Organization shall have been cancelled as provided in Section 13.04.

Section 13.03. Liquidation. If the Company is dissolved pursuant to Section 13.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Colorado Act and the following provisions:

(a) Liquidator. The Board, or, if the Board is unable to do so, a Person selected by the holders of a majority of the Common Units, shall act as liquidator to wind up the Company (the “Liquidator”).  The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and Distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)
first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)
second, to the establishment of and additions to reserves that are determined by the Board in its sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company;

(iii)	third, to the Preferred Members in an amount equal to $1.00 for each Preferred Unit; and

(iv)	fourth, to Members other than Preferred Members in the same manner as Distributions are made under Section 7.02.

(d) Discretion of Liquidator. Notwithstanding the provisions of Section 13.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 13.03(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, Distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation.  Any such Distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time.  For purposes of any such Distribution, any property to be Distributed will be valued at its Fair Market Value.

Section 13.04. Cancellation of Articles. Upon completion of the Distribution of the assets of the Company as provided in Section 13.03(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Articles of Organization in the State of Colorado and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Colorado and shall take such other actions as may be necessary to terminate the Company.

Section 13.05. Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination.  For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 14.03.

Section 13.06. Recourse for Claims. Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Board, the Liquidator or any other Member.

ARTICLE XIV
Exculpation and Indemnification

Section 14.01. Exculpation of Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member, (ii) each officer, director, shareholder, partner, member, controlling Affiliate, employee, agent or representative of each Member, and each of their controlling Affiliates, and (iii) each Manager, Officer, employee, agent or representative of the Company.

(b) Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good-faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

(c) Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups:  (i) another Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in  the Colorado Act.

Section 14.02. Liabilities and Duties of Covered Persons.

(a) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person.  Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person.  Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any Applicable Law.

Section 14.03. Indemnification.

(a) Indemnification. To the fullest extent permitted by the Colorado Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Colorado Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)
any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any Affiliate of the foregoing in connection with the business of the Company; or

(ii)
the fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company or any Subsidiary;

provided that (A) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful and (B) such Covered Person’s conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction.  In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct.

(b) Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 14.03; provided that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 14.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) Entitlement to Indemnity. The indemnification provided by this Section 14.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise.  The provisions of this Section 14.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 14.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d) Insurance.  To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder.  If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e) Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 14.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f) Savings Clause. If this Section 14.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 14.03 to the fullest extent permitted by any applicable portion of this Section 14.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g) Amendment. The provisions of this Section 14.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 14.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound.  No amendment, modification or repeal of this Section 14.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 14.04. Survival. The provisions of this Article XIV shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE XV
Miscellaneous

Section 15.01. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 15.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next day (other than a Saturday, Sunday or other day on which commercial banks in the City of Denver are authorized or required to close) if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15.02):

If to the Company:	2000 South Colorado Boulevard Tower 1, Suite 3100 Denver, Colorado 80222 Facsimile: (303) 845-9400 E-mail: info@2riverswater.com Attention: Chief Financial Officer
with a copy to:	K&L Gates LLP One Lincoln Street Boston, Massachusetts 02111-2950 Facsimile: (617) 261-3175 E-mail: mark.johnson@klgates.com Attention: Mark L. Johnson
If to a Member, to such Member’s mailing address as set forth on the Member Schedule

Section 15.03. Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 15.04. Entire Agreement. This Agreement, including the Exhibit and Schedule hereto, and the Exchange Agreement, including the Exhibits and Schedule thereto, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 15.05. Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 15.06. No Third-Party Beneficiaries. Except as provided in Article XIV, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 15.07. Amendment.  Except as otherwise expressly provided herein, no provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and Members holding a majority of the Common Units.  Any such written amendment or modification will be binding upon the Company and each Member; provided that (a) an amendment or modification altering any provision of this Agreement in a manner that adversely alters the powers, preferences or rights of the Preferred Units shall be effective only with the consent of the Members holding at least two-thirds of the Preferred Units and (b) an amendment or modification altering the rights or obligations of any Member in a manner that is disproportionately adverse to other Members holding the same class of Units shall be effective only with that Member’s consent.  Notwithstanding the foregoing, amendments to the Member Schedule following any new issuance, redemption, repurchase or Transfer of Units in accordance with this Agreement may be made by the Board without the consent of, or other action by, any of the Members.

Section 15.08. Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  For the avoidance of doubt, nothing contained in this Section 15.08 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Sections 8.04(c) and 15.12.

Section 15.09. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Colorado.

Section 15.10. Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Colorado or in the Court of Chancery of the State of Colorado (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Colorado), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Colorado.  Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.  Service of process, summons, notice or other document by registered mail to the address set forth in Section 15.02 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 15.11. Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 15.12. Equitable Remedies.  Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 15.13. Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 14.02 to the contrary.

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

TR Capital Partners, LLC

By:       ___________________________________
Name:
Title:

COMMON MEMBER:

Two Rivers Farming & Water Company

By:       ___________________________________
Name:
Title:

Exhibit A

FORM OF JOINDER AGREEMENT

A-1

JOINDER AGREEMENT

Reference is hereby made to the Limited Liability Company Agreement, dated as of January __, 2014, as amended from time to time (the “Agreement”), among TR Capital Partners, LLC and the Members Named in Schedule 1.  Pursuant to and in accordance with Section 4.01(b) of the Agreement, the undersigned hereby acknowledges that the undersigned has received and reviewed a complete copy of the Agreement and agrees that, upon execution of this Joinder Agreement by the undersigned and TR Capital Partners, LLC, the undersigned shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto, and shall hold the status of [MEMBER STATUS].

In Witness Whereof, the parties hereto have executed the Agreement as of the date set forth below.  A signed copy of this Joinder Agreement delivered by facsimile, e-mail or other means of Electronic Transmission (as defined in the Agreement) shall be deemed to have the same legal effect as delivery of an original signed copy of this Joinder Agreement.

Date:  _____________________                                            [Name of New Member]

By:       ___________________________________
Name:
Title:

Agreed and Accepted:

TR Capital Partners, LLC

By:           ________________________________
Name:
Title:

A-2

Schedule 1

MEMBER SCHEDULE

Sch. 1-1

Common Units:

Member Name and Address	Number of Units	Date of Issue	Capital Contribution	Certificate Number
Two Rivers Farming & Water Company 2000 South Colorado Boulevard Tower 1, Suite 3100 Denver, Colorado 80222	50,000,000	January 13, 2014	_________	CU-1

Preferred Units:                               None issued.

Incentive Units:                                None issued.

Sch. 1-2